Exhibit 4.3

Linde plc

3.400% EUR 700,000,000 Unsecured Notes due 14 February 2036

Indicative Terms & Conditions

Issuer:	Linde plc

Issuer LEI:	5299003QR1WT0EF88V51

Issuer Ratings:	A2 (stable) / A (stable) by Moody’s / S&P

Issue Rating:	A2 / A by Moody’s / S&P

Form of the Notes:	Bearer form; Notes are issued as New Global Notes and are initially represented by a Temporary Global Note which is exchangeable for a Permanent Global Note

Status of the Notes:	Senior, unsecured

Currency:	Euro (“EUR”)

Notional Amount:	EUR 700,000,000

Trade Date:	7 February 2024

Settlement Date:	14 February 2024 (T+5)

Maturity Date:	14 February 2036

First Coupon Date:	14 February 2025

Term of Notes:	12 years

Spread over EUR-MS:	+75 bps

EUR-MS Rate (p.a.):	2.721%

Re-offer yield (p.a.):	3.471%

Coupon (p.a.):	3.400% per year

Issue / Re-offer Price:	99.313% of the Notional Amount

Redemption:	100%

Fees:	22.5 bps of the Notional Amount as base fee (to be deducted from the issue proceeds) (the “Base Fee”) distributed to the Bookrunners and Co-Leads

5.0 bps of the Notional Amount as discretionary fee (the “Discretionary Fee”) distributed to Citigroup, Deutsche Bank and Mizuho

All-in Price:	99.038% of the Notional Amount incl. potential discretionary fee

Net Proceeds:	EUR 693,266,000

Benchmark Bund:	DBR 0.000% due May 15, 2035

Benchmark Price:	76.72%

Re-offer spread vs. Benchmark:	+109.0 bps

Business Days:	T2 plus Clearing System

Interest Rate Provisions:	Act/Act (ICMA) Day Count Fraction, payable annually in arrears on 14 Feb each year

Business Day Convention:	Following unadjusted

Denominations:	EUR 100,000

Tax Call:	Applicable

Make-whole Call:	Applicable at the yield of the Benchmark Bund plus 20 bps

3 month Par Call:	Applicable

Change of Control Put:	Holder put at par upon a change of control

Clean-up Call:	Applicable (75%)

Documentation:	Under Linde’s debt issuance programme dated 4 May 2023 and supplemented on 6 February 2024

Use of Proceeds:	General corporate purposes

Governing Law:	German

Target Market (MIFID II and UK MiFIR product governance):	Eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs or UK PRIIPs. No sales to retail in the EEA or the UK

Listing:	EuroMTF of the Luxembourg Stock Exchange

Selling Restrictions:	RegS and as per the base prospectus of Linde’s debt issuance programme dated 4 May 2023 and supplemented on 6 February 2024 (the “Prospectus”)

Clearing System:	Clearstream Banking Luxembourg / Euroclear

Security Codes:	ISIN: XS2765558635 / Common Code: 276555863 / WKN: A3LUKW

Paying Agent:	Deutsche Bank

Calculation Agent:	The Calculation Agent shall be an independent bank of international standing or an independent financial adviser with relevant expertise, selected by the Issuer

Bookrunners:	Citigroup, Deutsche Bank, Mizuho (Actives)

TD Securities (Passive)

Co-Leads:	Bank of China, BBVA, Banco Santander, BNP Paribas, Standard Chartered Bank, ANZ, BNY Mellon, Bradesco, Northern Trust, Westpac

Advertisements:	This communication is not an advertisement for the purposes of Regulation (EU) 2017/1129 and underlying legislation. It is not a prospectus. The Prospectus and any supplements are available, and the final terms, when published, will be available at https://www.luxse.com/. The Prospectus and the final terms do not constitute a prospectus within the meaning of Regulation (EU) 2017/1129.

Important Notice

The Notes may not be suitable for all investors. Before proceeding with any investment in the Notes, potential investors should determine, without reliance upon any of the Managers, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of such an investment, and that they are able to assume these risks. Investors should conduct their own analysis, using such assumptions as they deem appropriate in making an investment decision. By accepting receipt of this Termsheet the recipients will be deemed to represent that they possess, either individually or through their advisers, sufficient investment expertise to understand the risks involved in any purchase or sale of the Notes.

This Termsheet is not an offer to sell Notes and not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or to any person or entity to whom it is unlawful to make a sale. In particular, the Notes may not be offered to the public in a Member State of the European Economic Area prior to the publication of the Final Terms in accordance with the Prospectus Regulation or any relevant implementing measure, except pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of the Prospectus Regulation and/or any relevant implementing measures, in particular to qualified investors within the meaning of the Prospectus Regulation.

The Notes have not been, and will not be, registered under the U.S. Securities Act of 1933 or the securities laws of any state of the U.S. or the securities laws of any other jurisdiction and the Notes may not be offered or sold within the U.S. or to, or for the account or benefit of, U.S. persons (as defined in regulations under the Securities Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.